UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 19, 2005

RADIOSHACK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-05571 (Commission File Number)	75-1047710 (IRS Employer Identification No.)

Mail Stop CF3-203, 300 RadioShack Circle, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (817)415-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_           Written communications pursuant to Rule 425 under the Securities Act

_          Soliciting material pursuant to Rule 14a-12 under the Exchange Act

_          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

_          Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act

Item 2.02 Results of Operations and Financial Condition.

On July 19, 2005 RadioShack Corporation (the “Company”) issued a press release containing certain information with respect to its second quarter 2005 financial results. A copy of the press release is attached as Exhibit 99.1.

In the press release, the Company utilized a non-GAAP financial measure to present the Company’s estimated 2005 free cash flow guidance. The Company’s management believes that free cash flow is an appropriate indication of the Company’s ability to fund share repurchases, repay maturing debt, change dividend payments or fund other uses of capital that management believes will enhance stockholder value. Management does not intend the presentation of this non-GAAP financial measure to be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 19th day of July, 2005.

RADIOSHACK CORPORATION /s/ David S. Goldberg ------------------------------------------ David S. Goldberg Vice President - Law, Corporate Secretary and Acting General Counsel

EXHIBIT INDEX

Exhibit No.

99.1         Press Release, dated July 19, 2005.

          Exhibit 99.1

         July 19, 2005
RSH-2005-024

For further information contact: James M. Grant, Senior Director, Investor Relations (817) 415-7833 investor.relations@radioshack.com	Kay Jackson, Senior Director, Public Relations (817) 415-3300 Media.relations@radioshack.com

RadioShack Corporation Announces Second Quarter Financial Results

Fort Worth, Texas — July 19, 2005 — RadioShack Corporation (NYSE: RSH) today announced net income of $52.3 million or $0.33 per diluted share for the quarter ended June 30, 2005 versus net income of $68.3 million or $0.42 per diluted share for the quarter ended June 30, 2004.

Total sales in the second quarter of 2005 were up 4% to $1,092.2 million, compared to total sales of $1,053.8 million for the previous year. Second quarter 2005 comparable store sales were down 1% versus the prior year.

“Our profit decline in the second quarter was driven by lower comp store sales and more specifically by weakness in our core store wireless business,” said David Edmondson, president and chief executive officer. “Nevertheless, non-wireless product lines and key initiatives, such as our store standard operating procedures and new store format, are performing well and this gives us confidence in the future.”

Total wireless sales were up 2% due to growth in RadioShack’s kiosk channel offset by a decline in sales of wireless in its company stores. Most of the company’s seven merchandise platforms realized both a sales and gross profit dollar increase for the second quarter. Selling, general and administrative expenses were up, as planned, 7% due primarily to new growth channels such as our kiosks.

RadioShack reiterated its fiscal year 2005 diluted earnings per share guidance of $1.80 to $1.90. The annual guidance is predicated upon a number of year-over-year assumptions.

“Our outlook for the year reflects a rebound in same store sales driven primarily by rapidly growing categories which tend to carry lower gross margins than the company average. We also expect continued progress in our close-to-core growth channels,” Edmondson said.

In addition, RadioShack anticipates 2005 free cash flow(1) of approximately $180 million to $200 million.

Today at 9:00 a.m. ET, management will host a conference call for interested investors followed by a question and answer period. The public is invited to listen to the call live on the Internet at www.radioshackcorporation.com on the Investor Relations page. The call will be replayed on the web site until September 30, 2005 at 11:59 p.m. ET.

Statements made in this news release which are forward-looking involve risks and uncertainties and are indicated by words such as “expect” and other similar words or phrases. These uncertainties include, but are not limited to, economic conditions, product demand, competitive products and pricing, availability of products, the regulatory environment and other risks indicated in filings with the S.E.C. such as RadioShack’s most recent Forms 10-K and 10-Q.

Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is the nation’s most trusted consumer electronics specialty retailer and a growing provider of a variety of retail support services. The company operates through a vast network of sales channels, including: nearly 7,000 company and dealer stores; over 100 RadioShack locations in Mexico; and more than 600 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within an estimated five minutes of where 94 percent of all Americans either live or work. For more information on RadioShack Corporation, visit www.RadioShackCorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.RadioShack.com.

(1) Free cash flow is defined as net cash from operating activities minus additions to property, plant and equipment (a.k.a. capital expenditures) minus dividends paid.

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30		Increase/ (Decrease)	Six Months Ended June 30		Increase/ (Decrease)
(In millions, except per share amounts)	2005	2004	2005 vs 2004	2005	2004	2005 vs 2004

Net sales and operating revenues	1,092.2	1,053.8	38.4	2,215.1	2,146.4	68.7
Cost of products sold	538.0	514.2	23.8	1,094.7	1,053.8	40.9

Gross profit	554.2	539.6	14.6	1,120.4	1,092.6	27.8

Operating expenses
Selling, general and administrative	431.4	402.2	29.2	881.9	815.1	66.8
Depreciation and amortization	30.4	24.8	5.6	59.9	48.9	11.0

Total operating expenses	461.8	427.0	34.8	941.8	864.0	77.8

Operating income	92.4	112.6	(20.2)	178.6	228.6	(50.0)

Interest income	1.8	2.7	(0.9)	3.6	4.2	(0.6)
Interest expense	(9.4)	(7.1)	(2.3)	(18.7)	(14.5)	(4.2)
Other income	—	2.0	(2.0)	10.2	2.0	8.2

Income before income taxes	84.8	110.2	(25.4)	173.7	220.3	(46.6)
Provision for income taxes	32.5	41.9	(9.4)	66.4	83.7	(17.3)

Net income	52.3	68.3	(16.0)	107.3	136.6	(29.3)

Net income per share:
Basic	$0.34	$0.42	($0.08)	$0.68	$0.84	($ 0.16)

Diluted	$0.33	$0.42	($0.09)	$0.68	$0.83	($ 0.15)

Weighted average shares used in computing earnings per share:
Basic	155.9	161.7	(5.8)	157.1	162.3	(5.2)

Diluted	156.4	163.2	(6.8)	158.0	164.2	(6.2)

Shares outstanding	154.3	160.5	(6.2)

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In millions)

	June 30, 2005	Dec. 31, 2004	June 30, 2004
Assets
Cash and cash equivalents	$254.8	$437.9	$439.7
Accounts and notes receivable, net	164.9	241.0	161.7
Inventories, net	971.6	1,003.7	856.0
Other current assets	88.5	92.5	90.5

Total current assets	1,479.8	1,775.1	1,547.9

Property, plant and equipment, net	660.2	652.0	563.5
Other assets, net	94.1	89.6	61.1

Total assets	$2,234.1	$2,516.7	$2,172.5

Liabilities and Stockholders' Equity
Short-term debt	$98.4	$55.6	$110.5
Accounts payable	214.5	442.2	288.8
Accrued expenses and other current liabilities	272.3	342.1	267.1
Income taxes payable	88.9	117.5	95.9

Total current liabilities	674.1	957.4	762.3

Long-term debt, excluding current maturities	506.1	506.9	502.6
Other non-current liabilities	131.1	130.3	79.2

Total liabilities	1,311.3	1,594.6	1,344.1

Stockholders' equity	922.8	922.1	828.4

Total liabilities and stockholders' equity	$2,234.1	$2,516.7	$2,172.5

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$107.3	$136.6
Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation and amortization	59.9	48.9
Other non-cash items	3.1	9.1
Changes in operating assets and liabilities:
Accounts and notes receivable	76.3	20.7
Inventories	32.1	(89.5)
Other current assets	5.3	(8.3)
Accounts payable, accrued expenses, income taxes payable, and other	(314.9)	(119.2)

Net cash used in operating activities	(30.9)	(1.7)

Cash flows from investing activities:
Additions to property, plant and equipment	(79.1)	(103.2)
Proceeds from sale of property, plant and equipment	2.7	2.2
Other investing activities	(9.6)	(3.9)

Net cash used in investing activities	(86.0)	(104.9)

Cash flows from financing activities:
Purchases of treasury stock	(141.0)	(146.8)
Sale of treasury stock to employee benefit plans	15.9	19.4
Proceeds from exercise of stock options	16.0	37.6
Changes in short-term borrowings, net	43.0	1.5
Repayments of long-term borrowings	(0.1)	(0.1)

Net cash used in financing activities	(66.2)	(88.4)

Net decrease in cash and cash equivalents	(183.1)	(195.0)
Cash and cash equivalents, beginning of period	437.9	634.7

Cash and cash equivalents, end of period	$254.8	$439.7